Exhibit 8.1
June 4, 2008
EDCI Holdings, Inc.
825 8th Avenue, 23rd Floor
New York, NY 10019

Re:	EDCI Holdings, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to EDCI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed registration by the Company of up to 6,869,436 shares of the Company’s common stock to be issued in connection with the reorganization contemplated by the Agreement and Plan of Reorganization, dated as of June 3, 2008 (the “Reorganization Agreement”) by and among the Company, Entertainment Distribution Company, Inc., and EDC Merger Sub, Inc.
     In rendering this opinion, we have examined and relied upon the accuracy and completeness of originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement, the Reorganization Agreement, and such other documents and records we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made by representatives of the Company and others and have made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or otherwise satisfactory copies. We have also assumed that there has been or will be due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

EDCI Holdings, Inc.

     Based upon and subject to the foregoing, we are of the opinion that the statements made in the Registration Statement under the caption, “Certain Federal Income Tax Consequences,” fairly summarize in all material respects the matters described therein.
     Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. No assurance can be given that the Internal Revenue Service will not take a contrary position. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinion expressed above. We disclaim any obligation to notify you or any other person after the date hereof if any change in fact and/or law should change our opinion with respect to any matters set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein and we express no opinion with respect to the transactions referred to herein or in the Registration Statement other than that set forth herein.
     This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. We hereby consent, however, to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Paul, Hastings, Janofsky & Walker LLP
PAUL, HASTINGS, JANOFSKY & WALKER LLP